Exhibit 99.1
Schrödinger Reports First Quarter 2026 Financial Results

First Quarter ACV of $28 Million, Representing 12% Growth

Continued Momentum in Transition to Hosted Software Licensing

Schrödinger to Launch Bunsen, an Agentic AI Co-Scientist, This Summer

Lilly’s Announced $2.3 Billion Acquisition of Ajax Validates Schrödinger’s Track Record of High-Value Collaborations

New York, May 5, 2026 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the quarter ended March 31, 2026.

“Our first quarter results show strong growth in both ACV and drug discovery revenue. ACV growth of 12 percent was driven by usage scale-ups and new deployments; we are also pleased with our progress transitioning customers to hosted licensing. The biopharmaceutical funding environment is improving, and the depth of customer engagement reflects the critical importance of our computational platform that integrates ground truth simulation with leading edge AI. We have a strong commitment to technology leadership and are excited about the release this summer of Bunsen, an agentic AI co-scientist designed to autonomously execute complex molecular discovery workflows and expand utilization to a broader user base,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “We also continue to see the impact of our platform through the success of our co-founded companies. Lilly’s announced acquisition of Ajax Therapeutics, in which we have an approximately six percent equity stake, marks another multi-billion dollar acquisition of a Schrödinger co-discovered molecule. This milestone reinforces the strength of our platform, team and integrated business model.”

First Quarter 2026 Operating and Financial Highlights (comparisons are to first quarter 2025, unless otherwise noted)
•ACV was $28.4 million, a 12% increase, and $201 million on a trailing four-quarter basis.
•Software revenue was $35.6 million, a 21% decrease, reflecting the company’s planned accelerated transition to hosted software licensing.
•Drug discovery revenue was $22.9 million compared to $10.2 million, due to the accelerated recognition of deferred revenue associated with the continued progress of the company’s collaboration portfolio and the discontinuation of one collaboration program.
•Contribution revenue was $0.1 million, compared to $4.3 million, primarily due to completion of the predictive toxicology grant.
•Total revenue was $58.6 million, a 2% decrease.
•Software gross margin was 69%, reflecting the company’s planned accelerated transition to hosted software licensing.
•Operating expenses were $78.3 million, a 4% decrease.
•Other expenses, which include changes in fair value of equity investments and interest income/expense, were $10.8 million.
•Net loss was $60.0 million, compared to $59.8 million.
•Cash, cash equivalents, restricted cash and marketable securities were $406 million at the end of the first quarter of 2026.

Schrödinger now presents contribution revenue and cost of revenue separately from software and drug discovery revenue and cost of revenues. Prior periods have been reclassified to conform to this presentation to facilitate year-over-year comparability.

2026 Financial and Operational Outlook
As of May 5, 2026, Schrödinger maintained its previously issued financial guidance for the fiscal year ending December 31, 2026:
•ACV is expected to range from $218 million to $228 million, representing 10-15% growth over 2025.
•Drug discovery revenue is expected to range from $55 million to $65 million.
•Operating expenses are expected to be less than 2025.

For the second quarter of 2026, ACV is expected to range from $19 million to $23 million, exclusive of contribution ACV, compared to $23.3 million in the second quarter of 2025, which included $5.0 million of contribution ACV.
Recent Highlights
Platform
•Today Schrödinger announced plans for release of an early-access version of Bunsen, its new agentic AI co-scientist, this summer. Bunsen autonomously executes complex molecular discovery workflows, expanding the user base and enhancing productivity across Schrödinger’s industry-leading computational platform. Bunsen allows for greater throughput and utilization of Schrödinger’s predict-first approaches, accelerating discovery timelines and improving project outcomes. Schrödinger’s materials science and therapeutics teams have been using Bunsen internally to enhance productivity across research projects.

•In April, researchers at Schrödinger and Bristol Myers Squibb published the discovery of a series of potent sterile alpha and TIR motif containing 1 (SARM1) inhibitors as a potential treatment for neurodegenerative diseases. The inhibitors were identified through a unique workflow for free-energy perturbation (FEP+). This computational approach identified molecules with unique binding properties while establishing precise dose levels to optimize safety profiles.

•In March, researchers at Schrödinger and Lilly published a simulation method that predicts the viscosity and injectability of antibody-based drugs by mapping interactions between individual amino acids. This computational approach replaces resource-intensive physical experiments by identifying the specific points of contact where proteins interact with one another. By computationally determining how different additives improve drug consistency, the new method can significantly accelerate the development of subcutaneous treatments.

Therapeutics Portfolio
•In April, Ajax Therapeutics, a company co-founded by Schrödinger, announced its sale to Lilly for up to $2.3 billion in cash, inclusive of an upfront payment and subsequent payments upon the achievement of certain clinical and regulatory milestones. AJ1-11095, an investigational, once-daily oral, first-in-class Type II JAK2 inhibitor, was designed in collaboration with Schrödinger. As of December 31, 2025, Schrödinger had a 5.8% equity stake in Ajax.

•Schrödinger is exploring strategic partnerships for mid-and late-stage development of SGR-1505, its differentiated MALT1 inhibitor, and SGR-3515, its Wee1/Myt1 dual inhibitor. In April, Schrödinger presented preliminary Phase 1 clinical data for SGR-3515 at the American Association for Cancer Research (AACR) Annual Meeting. The initial data demonstrated that SGR-3515 was generally well-tolerated on an intermittent dosing schedule and achieved a 65% disease control rate among evaluable participants at doses of 100 mg or higher.

Data most recently presented at the American Society of Hematology (ASH) Annual Meeting demonstrated that SGR-1505 was generally well tolerated and clinically active in patients with relapsed/refractory B-cell malignancies, including a 100% response rate in patients with Waldenström macroglobulinemia (WM). SGR-1505 has FDA Fast Track and Orphan Drug Designations for WM.
•In March, Structure Therapeutics, a collaborator and company co-founded by Schrödinger, announced positive topline results from its Phase 2 clinical program for aleniglipron, its once-daily oral GLP-1 receptor agonist for the treatment of obesity. Schrödinger has an equity stake in Structure.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its first quarter 2026 financial results on Tuesday, May 5, 2026, at 4:30 p.m. ET. The live webcast can be accessed under “Events & Presentations" in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, and stock-based compensation expense, and further adjusted to exclude gains and losses on equity investments, changes in fair value of equity investments, restructuring costs, litigation and settlement expenses, and, when applicable, other non-recurring items that management does not consider indicative of ongoing operating performance.

Management believes adjusted EBITDA is a useful measure for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding the effects of capital structure, tax impacts, non-cash depreciation and amortization, non-cash equity compensation expense, non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments, and other non-recurring items that are not reflective of the ongoing performance of the business. However, adjusted EBITDA as a non-GAAP financial measure should be considered only in addition to, not as a substitute for or as superior to, net income (loss) or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate adjusted EBITDA differently than Schrödinger does, limiting their usefulness as comparative measures. For a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs. To learn more, visit www.schrodinger.com, follow us on LinkedIn, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value, or ACV, and ACV by certain industries and customer cohorts.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

ACV by Cohorts. Schrödinger tracks ACV by certain industries and customer cohorts. These cohorts include contribution, which consists of customers from which we derive contribution revenue. We present this ACV separately because it relates to grant agreements accounted for as non-exchange contributions, rather than commercial software contracts. The operating metrics for the cohorts are not prepared in accordance with GAAP and do not correspond to the company’s reportable segments or the allocation of costs for GAAP purposes. These metrics allow management to better understand differences in sales cycles, contract duration, deployment models, renewal behavior, and expansion opportunities among customer and industry groups, supplementing but not replacing Schrödinger’s GAAP results.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2026, and second quarter ending June 30, 2026, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of SGR-1505 and SGR-3515, its MALT1 and Wee1/Myt1 inhibitors, its plans to explore strategic opportunities for the continued clinical development of SGR-1505 and SGR-3515, potential partnering and other business development activities for its programs, the clinical potential and favorable properties of its collaborators’ product candidates, expectations relating to the potential of, and the timing of release of, Bunsen, its agentic AI co-scientist, the ability for the company to realize potential benefits from its collaborative programs, including the amount and timing of additional milestones, if any, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, its ability to transition customers to hosted software deployments, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of investigational new drug application submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission on May 5, 2026, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Madden (Investors and Media)
Schrödinger, Inc.
jaren.madden@schrodinger.com
617-286-6264

Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues:
Software products and services	$35,560	$44,972
Drug discovery	22,879	10,236
Contribution	148	4,343
Total revenues	58,587	59,551
Cost of revenues:
Software products and services	10,863	9,112
Drug discovery	16,310	14,452
Contribution	1,867	4,863
Total cost of revenues	29,040	28,427
Gross profit	29,547	31,124
Operating expenses:
Research and development	43,824	45,844
Sales and marketing	11,603	10,367
General and administrative	22,914	25,802
Total operating expenses	78,341	82,013
Loss from operations	(48,794)	(50,889)
Other (expense) income:
Change in fair value of equity investments	(13,487)	(13,095)
Other income	2,663	4,204
Total other expense	(10,824)	(8,891)
Loss before income taxes	(59,618)	(59,780)
Income tax expense	408	28
Net loss	$(60,026)	$(59,808)
Net loss per share of common and limited common stockholders, basic and diluted:	$(0.81)	$(0.82)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	73,989,137	73,057,916

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	March 31, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$260,255	$230,517
Restricted cash	7,464	6,868
Marketable securities	138,704	164,947
Accounts receivable, net of allowance for doubtful accounts of $440 and $440	27,253	83,041
Unbilled and other receivables, net of allowance for unbilled receivables of $140 and $140	20,930	21,352
Prepaid expenses	9,353	12,540
Total current assets	463,959	519,265
Property and equipment, net	20,447	19,456
Equity investments	39,826	73,647
Goodwill	4,791	4,791
Right of use assets - operating leases	100,198	102,736
Other assets	4,966	6,265
Total assets	$634,187	$726,160
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$11,945	$11,452
Accrued payroll, taxes, and benefits	24,776	39,264
Deferred revenue	103,111	112,853
Lease liabilities - operating leases	16,013	16,412
Other accrued liabilities	13,697	9,155
Total current liabilities	169,542	189,136
Deferred revenue, long-term	59,019	78,877
Lease liabilities - operating leases, long-term	90,943	92,816
Other liabilities, long-term	1,135	1,278
Total liabilities	320,639	362,107
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 65,383,310 and 64,515,380 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	654	645
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	92	92
Additional paid-in capital	1,001,662	992,015
Accumulated deficit	(688,832)	(628,806)
Accumulated other comprehensive (loss) income	(28)	107
Total stockholders' equity	313,548	364,053
Total liabilities and stockholders' equity	$634,187	$726,160

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(60,026)	$(59,808)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Change in fair value of equity investments	13,487	13,095
Depreciation and amortization	1,476	1,589
Stock-based compensation	9,073	11,574
Noncash investment accretion	(664)	(861)
Loss on disposal of property and equipment	11	—
Decrease (increase) in assets:
Accounts receivable, net	55,788	215,345
Unbilled and other receivables	422	(6,332)
Reduction in the carrying amount of right of use assets - operating leases	2,538	2,222
Prepaid expenses and other assets	4,486	(788)
Increase (decrease) in liabilities:
Accounts payable	455	1,344
Accrued payroll, taxes, and benefits	(14,488)	(20,616)
Deferred revenue	(29,600)	(10,804)
Lease liabilities - operating leases	(2,272)	(1,669)
Other accrued liabilities	4,480	(228)
Net cash (used in) provided by operating activities	(14,834)	144,063
Cash flows from investing activities:
Purchases of property and equipment	(2,507)	(596)
Proceeds from disposition and sale of equity investments, net	20,334	—
Purchases of marketable securities	(34,055)	(27,556)
Proceeds from maturity of marketable securities	60,827	58,784
Net cash provided by investing activities	44,599	30,632
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	583	423
Principal payments on finance leases	(14)	(14)
Net cash provided by financing activities	569	409
Net increase in cash and cash equivalents and restricted cash	30,334	175,104
Cash and cash equivalents and restricted cash, beginning of period	237,385	162,657
Cash and cash equivalents and restricted cash, end of period	$267,719	$337,761

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$266	$139
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	78	13
Purchases of property and equipment in accrued liabilities	—	25

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2026	2025
Net loss (GAAP)	$(60,026)	$(59,808)
Change in fair value of equity investments	13,487	13,095
Other income	(2,663)	(4,204)
Income tax expense	408	28
Depreciation and amortization	1,476	1,589
Stock-based compensation	9,073	11,574
Reorganization expense (a)	589	—
Litigation and settlement expense (b)	—	390
Adjusted EBITDA	$(37,656)	$(37,336)
(a)     Represents costs in connection with restructuring, consisting of severance payments, employee benefits, and related costs.
(b)     Represents costs related to a derivative action settlement which we do not consider to be representative of our underlying operating performance.